Exhibit 10.2
FEDERAL DEPOSIT INSURANCE CORPORATION
WASHINGTON, D.C.
and
STATE OF OHIO
DEPARTMENT OF COMMERCE
DIVISION OF FINANCIAL INSTITUTIONS

)
)
In the Matter of	)
)
THE HOME SAVINGS AND LOAN	)	ORDER TO CEASE AND DESIST
COMPANY OF YOUNGSTOWN, OHIO	)
	)	FDIC-08-175b
YOUNGTOWN, OHIO	)
)
(Insured State Nonmember Bank))
)
          The Home Savings and Loan Company of Youngstown, Ohio, Youngstown, Ohio (“Bank”), having been advised of its right to a NOTICE OF CHARGES AND OF HEARING detailing the unsafe or unsound banking practices and violations of law, rule, or regulation alleged to have been committed by the Bank, and of its right to a hearing on the charges under section 8(b) of the Federal Deposit Insurance Act (“Act”), 12 U.S.C. § 1818(b), and under section 1163.03 of the Ohio Revised Code, Ohio Rev. Code Ann. §1163.03 (Anderson), regarding hearings before the Division of Financial Institutions for the State of Ohio (“Division”), and having waived those rights, entered into a STIPULATION AND CONSENT TO THE ISSUANCE OF AN ORDER TO CEASE AND DESIST (“CONSENT AGREEMENT”) with representatives of the Federal

Deposit Insurance Corporation (“FDIC”) and the Division, dated                     , ___, whereby, solely for the purpose of this proceeding and without admitting or denying the charges of unsafe or unsound banking practices, and violations of law, rule or regulation, the Bank consented to the issuance of an ORDER TO CEASE AND DESIST (“ORDER”) by the FDIC and the Division.
     The FDIC and the Division considered the matter and determined that they had reason to believe that the Bank had engaged in unsafe or unsound banking practices and violations of law, rule, or regulation. The FDIC and the Division, therefore, accepted the CONSENT AGREEMENT and issued the following:
ORDER TO CEASE AND DESIST
     IT IS HEREBY ORDERED, that the Bank, its institution-affiliated parties, as that term is defined in section 3(u) of the Act, 12 U.S.C. § 1813(u), and its successors and assigns, cease and desist from the following unsafe or unsound banking practices:
A.	Operating with management whose policies and practices are detrimental to the Bank and jeopardize the safety of its deposits.

B.	Operating with a board of directors that has failed to provide adequate supervision over and direction to the management of the Bank to prevent unsafe or unsound banking practices.

C.	Violating laws, rules, or regulations, including:
•	The State of Ohio loan-to-value ratios and maturities requirements for acquisition and development loans Ohio Revised Code (“ORC”) Section 1161.39(B) and (C);

•	The State of Ohio amortization requirements for construction loans ORC 1161.36 (B);

•	The FDIC and State of Ohio appraisal requirements of Section 323 of the FDIC Rules and Regulations and Section 1161.38(F)) of the ORC;

•	The FDIC restrictions on pledging to non-public deposits in Part 362 of the FDIC Rules and Regulations;

•	The custody requirements for retail repurchase agreements of 17 CFR 403.5 of the Treasury regulations.
D.	Engaging in hazardous lending and lax collection practices, including, but not limited to:
•	Extending credit with inadequate diversification of risk;

•	The failure to obtain proper loan documentation;

•	The failure to establish and enforce adequate loan repayment programs;

•	The failure to obtain current and complete financial information;

•	Other poor credit administration practices.
E.	Operating with an excessive level of adversely classified loans and delinquent loans.

F.	Operating with an inadequate allowance for loans and lease losses and calculation methodology for the volume, kind, and quality of loans and leases held.

G.	Operating with inadequate risk management systems for the level and complexity of the bank’s risk profile.

H.	Operating with inadequate net interest margins.

I.	Operating with an inadequate level of capital protection for the kind and quality of assets held.

J.	Operating with inadequate asset/liability/funds management procedures.

K.	Operating with excessive operational risk.
     IT IS FURTHER ORDERED, that the Bank, its institution-affiliated parties, and its successors and assigns, take affirmative action as follows:
MANAGEMENT STUDY
     1. (a) Within 30 days from the effective date of this ORDER, the Bank shall retain a bank consultant acceptable to the Regional Director of the FDIC’s Chicago Regional Office

(“Regional Director”), and the Division. The consultant shall develop a written analysis and assessment of the Bank’s management needs (“Assessment”) for the purpose of providing qualified management for the Bank. The Bank shall provide the Regional Director and the Division a copy of the proposed engagement letter or contract with the consultant for review before it is executed.
          (b) Within 90 days from the effective date of this ORDER the Bank’s board of directors, working from the Assessment, shall develop a management plan (“Management Plan”) for the bank and submit the Management Plan to the Regional Director and the Division for review and comment. The Management Plan shall include, at a minimum:
(i)	Identification of both the type and number of officer positions needed to properly manage and supervise the affairs of the bank;

(ii)	Identification and establishment of such board and internal operating committees as are needed to provide guidance and oversight to active management;

(iii)	Evaluation of all Bank senior officers to determine whether these individuals possess the ability, experience and other qualifications required to perform present and anticipated duties, including adherence to the Bank’s established policies and practices, and to restore the Bank to and maintain the Bank in a safe and sound condition; and

(iv)	A plan to recruit and hire any additional or replacement personnel with the requisite ability, experience and other qualifications to fill those officer positions identified by this paragraph.
          (c) Within 30 days from the receipt of any written comments from the Regional Director and the Division and after the adoption of any recommended changes, the Bank shall approve the Management Plan, and record its approval in the minutes of the board of directors’ meeting. Thereafter, the Bank, its directors, officers, and employees shall implement and follow the Management Plan.
MANAGEMENT
     2. The Bank shall have and retain qualified management.
          (a) Each member of management shall have qualifications and experience commensurate with his or her duties and responsibilities at the Bank. Each member of management shall be provided appropriate written authority from the Bank’s board of directors to implement the provisions of this ORDER.
          (b) The qualifications of management shall be assessed on its ability to:
(i)	comply with the requirements of this ORDER;

(ii)	operate the Bank in a safe and sound manner;

(iii)	comply with applicable laws and regulations; and

(iv)	restore all aspects of the Bank to a safe and sound condition, including asset quality, capital adequacy, earnings, management effectiveness, liquidity, and sensitivity to market risk.
     (c) Prior to the addition of any individual to the board of directors or the employment of any individual as a senior executive officer, the Bank shall comply with the requirements of section 32 and Subpart F of Part 303 of the FDIC Rules and Regulations, 12 C.F.R. §§ 303.100-303.104. Further, prior to the addition of any individual to the board of directors or the employment of any individual as a senior executive officer the Bank shall also submit to the Division the same information as the Bank submitted to the FDIC and request and obtain the Division’s written approval.
PROHIBITION OF ADDITIONAL LOANS TO CLASSIFIED BORROWERS
     3. (a) As of the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who is already obligated in any manner to the Bank on any extension of credit that has been charged off the books of the Bank or classified “Loss”, either in whole or in part, in the Joint Report of Examination dated January 28, 2008 (“Joint Report”), so long as such credit remains uncollected.
          (b) As of the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower whose loan or other extension of credit has been classified “Substandard”, “Doubtful”, or is listed for Special Mention in the Joint Report, or whose loan is classified in any subsequent examination of the Bank by the FDIC or the Division, so long as such loan or other extension of credit remains classified.
ALLOWANCE FOR LOAN AND LEASE LOSSES
     4. (a) Within 30 days from the effective date of the ORDER, the Bank shall establish an Allowance for Loan and Lease Loss methodology that fully complies with the July 2001 and

December 2006 Interagency Policies on Allowance for Loan and Lease Losses.
          (b) Prior to submission or publication of all Reports of Condition and Income required by the FDIC and the Division after the effective date of this ORDER, the board of directors of the Bank shall review the adequacy of the Bank’s ALLL, provide for an adequate ALLL, and accurately report the same. The minutes of the board meeting at which such review is undertaken shall indicate the findings of the review, the amount of increase in the ALLL recommended, if any, and the basis for determination of the amount of ALLL provided. In making these determinations, the board of directors shall consider the FFIEC Instructions for the Reports of Condition and Income and any analysis of the Bank’s ALLL provided by the FDIC or the Division.
          (c) ALLL entries required by this paragraph shall be made prior to any Tier 1 capital determinations required by this ORDER.
RISK MANAGEMENT PROGRAMS
     5. Within 90 days from the effective date of this ORDER, the bank shall submit to the Regional Director and the Division a written plan to strengthen and improve management of the overall risk exposures of the bank. The plan shall, at a minimum, address:
          (a) Enhanced policies and procedures designed to identify, assess, manage, and monitor risk exposures, including but not limited to the areas of credit, liquidity and operational risks;
          (b) Measures to strengthen board and senior management oversight of risk management policies and procedures;
          (c) Management information systems and reporting procedures designed to ensure that managers, directors, and committees receive timely and accurate reports necessary to effectively manage risks, monitor compliance with laws, rules and regulations, and correct any weaknesses.
          (d) Within 30 days from the receipt of any written comments from the Regional Director or the Division, and after adoption of any recommended changes, the board of directors shall approve the written plan, which approval shall be recorded in the minutes of the board of directors’ meeting. Thereafter, the Bank shall implement and follow the written plan.
REDUCTION OF ADVERSELY CLASSIFIED ASSETS
     6. (a) Within 45 days from the effective date of this ORDER, the Bank shall adopt and implement a written plan to reduce the Bank’s risk position in each asset in excess of $500,000 that is classified “Substandard” or “Doubtful” in the

Joint Report, and submit a copy of the plan to the Regional Director and the Division. In developing such plan, the Bank shall, at a minimum:
(i)	Review the financial position of each such borrower, including source of repayment, repayment ability, and alternative repayment sources; and

(ii)	Evaluate the available collateral for each such credit, including possible actions to improve the Bank’s collateral position.
          (b)   Such plan shall include, but not be limited to:
(i)	Dollar levels to which the Bank shall reduce each asset within six months and twelve months from the effective date of this ORDER; and

(ii)	Provisions for the submission of monthly written progress reports to the Bank’s board of directors for review and notation in minutes of the meetings of the board of directors.
          (c) As used in this paragraph, “reduce” means to: (1) collect; (2) charge off; (3) establish a specific reserve; or (4) improve the quality of such assets so as to warrant removal of any adverse classification by the FDIC or the Division.
          (d) If the Regional Director or the Division recommends in writing, changes to the plan, the Bank shall modify the plan in accordance with the recommendations and thereafter implement the modified plan.
REDUCTION OF CONCENTRATIONS
     7. (a) Within 60 days from the effective date of this ORDER, the Bank shall formulate, adopt, and implement, and submit to the Regional Director and Superintendent for review and comment, a written plan to reduce the nonowner-occupied commercial real estate concentration (Call Report FFIEC 041 schedule RC-C, items 1.a.(1), 1.a.(2), 1.d., 1.e.(2), and Memorandum Item#3) and separately the construction, land development, and land loan concentration (Call Report FFIEC 041 schedule RC-C, items 1.a.(1) and 1.a.(2)). Such plan shall prohibit any additional advances that would increase the concentrations and shall include, but not be limited to:
(i)	Percentage levels to total capital to which each concentration shall be reduced within six and twelve months from the effective date of this ORDER; and

(ii)	Provisions for the submission of monthly written progress reports to the Bank’s board of directors for review and notation in minutes of the meetings of the board of directors.
          (b) If the Regional Director or the Division recommends in writing, changes to the plan, the Bank shall modify the plan in accordance with the recommendations and thereafter implement the modified plan.
REDUCTION OF DELINQUENCIES
     8. Within 45 days from the effective date of this ORDER, the Bank shall adopt and implement a written plan for the reduction and collection of delinquent loans, and submit a copy of the written plan to the Regional Director and the Division. The plan shall include, but not be limited to, provisions which:
          (a) Prohibit the extension of credit for the payment of interest;
          (b) Establish acceptable guidelines for the collection of delinquent credits;
          (c) Establish dollar levels to which the Bank shall reduce delinquencies within six and twelve months from the effective date of this ORDER; and
          (d) Provide for the submission of monthly written progress reports to the Bank’s board of directors for review and notation in minutes of the meetings of the board of directors. If the Regional Director or the Division recommend in writing changes to the plan, the Bank shall modify the plan in accordance with the recommendations and thereafter implement the modified plan.
SPECIAL MENTION
     9. Within 60 days from the effective date of this ORDER, the Bank shall correct all deficiencies in the loans listed for “Special Mention” in the Joint Report.
LOAN COMMITTEE
     10. (a) As of the effective date of this ORDER, the Bank’s board loan committee shall meet at least monthly.
           (b) The board loan committee shall, at a minimum, perform the following functions:
(i)
Evaluate, grant and/or approve loans in accordance with the Bank’s loan policy, as revised and amended in compliance with this ORDER. The board loan committee shall provide a thorough written explanation of any deviations from the loan policy, which explanation shall address how said exceptions are in the Bank’s best interest. The written explanation shall be included in the minutes of the committee meeting.

(ii)	Review and monitor the status of repayment and collection of overdue and maturing loans, as well as all loans classified “Substandard” or “Doubtful” in the Joint Report or that are included on the Bank’s internal watch list.

(iii)
Review and give prior written approval for all advances, renewals, or extensions of credit to any borrower or attributed to any borrower pursuant to Ohio Administrative Code section 1301:12-3-05(D)), when the aggregate volume of credit extended or attributed to the borrower exceeds five million dollars, ($5,000,000).

(iv)	Maintain written minutes of the committee meetings, including a record of the review and status of the aforementioned loans.
LOAN POLICY
     11. (a) Within 75 days from the effective date of this ORDER, and annually thereafter, the board of directors of the Bank shall review the Bank’s loan policy and procedures for adequacy and, based upon this review, propose all appropriate revisions to the policy necessary to strengthen lending procedures and abate additional loan deterioration, and submit the revised loan policy to the Regional Director and the Division for review and comment.

          (b) The revisions to the Bank’s loan policy required by this paragraph, at a minimum, shall include provisions:
(i)
Addressing concentrations of credit and diversification of risk, including goals for portfolio mix, establishment of limits within loan and other asset categories, and development of a tracking and monitoring system for the economic and financial condition of specific geographic locations, industries, and groups of borrowers;

(ii)
Establishing review and monitoring procedures to ensure that all lending personnel are adhering to established lending procedures and that the directorate is receiving timely and fully documented reports on loan activity, including any deviations from established policy;

(iii)
Requiring loan committee review and monitoring of the status of repayment and collection of overdue and maturing loans, as well as all loans classified “Substandard” or “Doubtful” at this examination as of January 28, 2008, or at any subsequent examination of the Bank by the FDIC or the Division;

(iv)	Requiring a written plan to lessen the risk position in each line of credit identified as a problem credit on the Bank’s internal loan watch list;

(v)
Requiring prior written approval by the Bank’s board loan committee or board of directors for any extension of credit, renewal, or disbursement in an amount which, when aggregated with all other extensions of credit made or attributed to that person, exceeds five million dollars, ($5,000,000);

(vi)	Establishing standards for initiating collection efforts;

(vii)
Prohibiting the extension of a maturity date, advancement of additional credit or renewal of a loan to a borrower whose obligations to the Bank are classified “Substandard” “Doubtful,” or “Loss,” whether in whole or in part, at this examination as of January 28, 2008, or at any subsequent examination of the Bank by the FDIC or the Division, without the full collection in cash of accrued and unpaid interest, unless the loans are well secured and/or are adequately supported by current and complete financial information, and the renewal or extension has first been approved in writing by a majority of the Bank’s board of directors;

(viii)	Establishing appropriate guidelines to address underwriting and credit administration deficiencies in the Joint Report, including financial analyses and use of covenants;

(ix)	Establishing appropriate guidelines for construction and interest only lending;

(x)	Requiring all loan policy exceptions to be approved by the loan committee or board of directors.
          (c) Within 30 days from the receipt of any written comments from the Regional Director and the Division, and after the adoption of any recommended changes, the board of directors shall approve the amended loan policy, which approval shall be recorded in the minutes of a board of directors’ meeting. Thereafter, the Bank shall implement and follow the amended loan policy.

STRATEGIC PLAN
     12. (a) By December 31, 2008, the Bank shall develop and submit to the Regional Director and the Division, for review and comment, a written comprehensive strategic plan. The plan required by this paragraph shall contain an assessment of the Bank’s current financial condition and market area, and a description of the operating assumptions that form the basis for major projected income and expense components.
          (b) The written strategic plan shall address, at a minimum:
(i)	Strategies for providing sufficient staff levels;

(ii)	Strategies for providing sufficient management succession;

(iii)	Strategies for providing sufficient staff training;

(iv)	Strategies for increasing earnings performance and sustaining satisfactory earnings performance;

(v)	Strategies for pricing policies and asset/liability and liquidity management;

(vi)	Strategies for improving capital and maintaining capital at a level consistent with the risk profile of the Bank;

(vii)	Strategies for identifying new lines of business and new areas of lending, as well as identifying management’s expertise in each new area;

(viii)	Strategies for improving asset quality and sustaining satisfactory asset quality;

(ix)	Financial goals, including pro forma statements for asset growth, capital adequacy, and earnings.
          (c) Within 30 days from the receipt of all such written comments from the Regional Director and the Division, and after revising the plan as necessary, the Bank shall adopt the plan, which adoption shall be recorded in the minutes of a board of directors’ meeting. Thereafter, the Bank shall implement the plan.
          (d) Within 30 days from the end of each calendar quarter following the completion of the strategic plan, the Bank’s board of directors shall evaluate the Bank’s actual performance in relation to the strategic plan required by this paragraph and record the results of the evaluation, and any actions taken by the Bank, in the minutes of the board of directors’ meeting at which such evaluation is undertaken.
          (e) The board of directors shall review the strategic plan at least annually, and submit proposed changes to the strategic plan to the Regional Director and the Division for review and comment. Within 30 days of receipt of all such written comments from the Regional Director and the Division, and after consideration of all such comments, the board of directors shall approve the revised plan, which approval shall be recorded in the minutes of the board of directors’ meeting. Thereafter, the Bank shall implement the revised plan.
BUDGET AND PROFIT PLAN
     13. (a) Within 60 days from the effective date of this ORDER, the Bank shall formulate and submit to the Regional Director and the Division, for review and comment, a revised written profit plan and realistic comprehensive budget for all categories of income and expense for the remainder of 2008. The plan and budget required by this paragraph shall contain formal goals and strategies, consistent with sound banking practices, to reduce discretionary expenses and to improve the Bank’s overall earnings, and shall contain a description of the operating assumptions that form the basis for major projected income and expense components.
          (b) Within 30 days from the receipt of all such written comments from the Regional Director and the Division, and after revising the plan and budget as necessary, the Bank shall adopt the plan and budget, which adoption shall be recorded in the minutes of a board of directors’ meeting. Thereafter, the Bank shall implement the plan and budget.
          (c) Within 30 days from the end of each calendar quarter following completion of the profit plan and budget required by this paragraph, the Bank’s board of directors shall evaluate the Bank’s actual performance in relation to the plan and budget, record the results of the evaluation, and note any actions taken by the Bank in the minutes of the board of directors’ meeting at which such evaluation is undertaken.
          (d) The Bank shall develop a written profit plan and budget for each subsequent calendar year for which this ORDER is in effect and submit each year’s proposed profit plan and budget to the Regional Director and the Division for review and comment not less than 30 days before the end of the year. Within 30 days of receipt of all such written comments from the Regional Director and the Division, and after adoption of any recommended changes, the board of directors shall approve the plan and budget, which approval shall be recorded in the minutes of a board of directors’ meeting. Thereafter, the Bank shall implement and follow the plan and budget.
CORRECTION OF VIOLATIONS
     14. (a) Within 60 days from the effective date of this ORDER, the Bank shall eliminate and/or correct all violations of laws, rules, and regulations listed in the Joint Report.

          (b) Within 60 days from the effective date of this ORDER, the Bank shall implement procedures to ensure future compliance with all applicable laws, rules, and regulations.
CAPITAL
     15. (a) Within 30 days from the last day of each calendar quarter following the effective date of this ORDER, the Bank shall determine from its Report of Condition and Income its level of Tier 1 capital as a percentage of its total assets (“Tier 1 capital ratio”) and its total risk-based capital ratio for that calendar quarter. If the Tier 1 capital ratio is less than 8 percent or its total risk based capital ratio is less than 12 percent, the Bank shall, within 60 days of the date of the required determination, increase its capital ratio to not less than 8 percent, and/or its total risk-based capital to not less than 12 percent, calculated as of the end of that preceding quarterly period. For purposes of this ORDER, Tier 1 capital and total assets, as well as the total risk-based capital ratio, shall be calculated in accordance with Part 325 of the FDIC Rules and Regulations (“Part 325”), 12 C.F.R. Part 325.
          (b) Any such increase in Tier 1 capital or total risk-based capital may be accomplished by the following:
(i)	The sale of common stock and noncumulative perpetual preferred stock constituting Tier 1 capital under Part 325; or

(ii)	The elimination of all or part of the assets classified “Loss” in the Joint Report, without loss or liability to the Bank; or

(iii)	The collection in cash of assets previously charged off; or

(iv)	The direct contribution of cash by the directors and/or the shareholders of the Bank; or

(v)	Any other means acceptable to the Regional Director and the Division, or

(vi)	Any combination of the above means.
          (c) If all or part of the increase in capital required by this paragraph is to be accomplished by the sale of new securities, the board of directors of the Bank shall adopt and implement a plan for the sale of such additional securities, including the voting of any shares owned or proxies held by or controlled by them in favor of said plan. Should the implementation of the plan involve public distribution of Bank securities, including a distribution limited only to the Bank’s existing shareholders, the Bank shall prepare detailed offering materials fully describing the securities being offered, including an accurate description of the financial condition of the Bank and the circumstances giving rise to the offering, and other material disclosures necessary to comply with Federal securities laws. Prior to the implementation of the plan and, in any event, not less than 20 days prior to the dissemination of such materials, the materials used in the sale of the securities shall be submitted to the FDIC Registration and Disclosure Section, 550 17th Street, N.W., Washington, D.C. 20429 and to the Ohio Department of Commerce, Division of Financial Institutions, 77 South High Street, 21st Floor, Columbus, Ohio 43215-6120, for their review. Any changes requested in writing to be made in the materials by the FDIC or the Division shall be made prior to their dissemination.
          (d) In complying with the provisions of this paragraph, the Bank shall provide to any subscriber and/or purchaser of Bank securities written notice of any planned or existing development or other changes which are materially different from the information reflected in any offering materials used in connection with the sale of Bank securities. The written notice required by this paragraph shall be furnished within 10 calendar days of the date any material development or change was planned or occurred, whichever is earlier, and shall be furnished to every purchaser and/or subscriber of the Bank’s original offering materials.
          (e) The capital ratio analysis required by this paragraph shall not negate the responsibility of the Bank and its board of directors for maintaining throughout the year an adequate level of capital protection for the kind, quality and degree of market depreciation of assets held by the Bank.
DIVIDEND RESTRICTION
     16. As of the effective date of this ORDER, the Bank shall not declare or pay any cash dividend without the prior written consent of the Regional Director and the Division.
ASSET/LIABILITY MANAGEMENT
     17. (a) Within 90 days from the effective date of this ORDER, the Bank shall develop and submit to the Regional Director and the Division, for review and comment, a written plan addressing liquidity, the relationship of the Bank’s volatile liabilities to the Bank’s temporary investments, and overall asset/liability management. The plan shall include, at a minimum, provisions:
(i)
Establishing a desirable range for the Bank’s ratio of total loans to total assets, and requiring the Bank’s loan to asset ratio shall be monitored on a monthly basis and maintained at a level consistent with prudent banking practices;

(ii)	Establishing a desirable range for the Bank’s ratio of on-hand liquidity to total deposits;

(iii)	Establishing a desirable range for its net non-core funding ratio as computed in the Uniform Bank Performance Report;

(iv)	Identifying the source and use of borrowed and/or volatile funds;

(v)
Establishing appropriate lines of credit at correspondent banks, which can include the Federal Reserve Bank of Cleveland and the Federal Home Loan Bank of Cincinnati, that would allow the Bank to borrow funds to meet depositor demands if the Bank’s other provisions for liquidity proved to be inadequate;

(vi)
Requiring the retention of securities and/or other identified categories of investments that can be liquidated within one day in amounts sufficient (as a percentage of the Bank’s total assets) to ensure the maintenance of the Bank’s liquidity posture at a level consistent with short- and long-term liquidity objectives;

(vii)	Establishing a minimum liquidity ratio and defining how the ratio is to be calculated;

(viii)	Establishing contingency plans by identifying alternative courses of action designed to meet the Bank’s liquidity needs;

(ix)
Addressing the proper use of borrowings (i.e., seasonal credit needs, match funding, etc.), addressing concentration of funding sources, pricing and collateral requirements with specific allowable funding channels identified (i.e., brokered deposits, internet deposits, Fed funds purchased and other correspondent borrowings); and

(x)	Requiring revision and approval of investment and funds management policies by the Bank’s board of directors at least annually.
          (b) Within 30 days from the receipt of all such written comments from the Regional Director and the Division, and after revising the plan as necessary, the board of directors shall adopt the plan, which adoption shall be recorded in the minutes of a board of directors’ meeting. Thereafter, the Bank shall implement the plan.
INFORMATION TECHNOLOGY
     18. Within 120 days from the effective date of this ORDER, the Bank shall correct the information technology deficiencies that are listed in the Joint Report. Additionally, the Bank shall establish policies to prevent the recurrence of any deficiencies noted.
AUDIT AND INTERNAL ROUTINES
     19. Within 90 days from the effective date of this ORDER, the Bank shall correct all deficiencies identified in the Joint Report pertaining to mortgage banking hedging and oversight; the audit function; security against external crimes; and non-deposit investment products. Additionally, the Bank shall establish policies to prevent the recurrence of any deficiencies noted.
COMPLIANCE COMMITTEE
     20. (a) Within 10 days from the date of this Order, the Bank’s board of directors shall establish a Compliance Committee to monitor the Bank’s compliance with the provisions of this Order, and the Bank’s written policies and procedures. The Compliance Committee shall be comprised of outside directors who are not executive officers or principal shareholders of the Bank, as those terms are defined in Section 215.2(e)&(m) of Regulation O, 12 C.F.R. §§ 215.(e)&(m). At a minimum, the Compliance Committee shall meet no less often than monthly, shall keep detailed minutes of each meeting, and shall report its findings to the Bank’s board of directors monthly.

          (b) The Compliance Committee shall ensure that the policies, plans, and procedures required by this ORDER to be submitted to the Division and the Regional Director for review and approval are submitted within the required time periods, and that the approved plans, policies, and procedures are not amended or rescinded without the prior approval of the Division and the Regional Director.
DISCLOSURE TO SHAREHOLDERS
     21. Following the effective date of this ORDER, the Bank shall send to its shareholder a copy or description of this ORDER: (1) in conjunction with the Bank’s next shareholder communication; and (2) in conjunction with its notice or proxy statement preceding the Bank’s next shareholder meeting. The description shall fully describe this ORDER in all material respects. The description and any accompanying communication, notice or statement shall be sent to the FDIC Registration and Disclosure Section 550 17th Street, N.W., Washington, D.C. 20429 and to the Ohio Department of Commerce, Division of Financial Institutions, 77 South High Street, 21st Floor, Columbus, Ohio 43215-6120, for review at least 20 days prior to dissemination to shareholders. Any changes requested to be made by the FDIC or the Division shall be made prior to dissemination of the description, communication, notice or statement.

PROGRESS REPORTS
     22. Within 30 days from the end of each calendar quarter following the effective date of this ORDER, the Bank shall furnish to the Regional Director and the Division written progress reports signed by each member of the Bank’s board of directors, detailing the actions taken to secure compliance with the ORDER and the results thereof. Such reports may be discontinued when the corrections required by this ORDER have been accomplished and the Regional Director and the Division have, in writing, released the Bank from making further reports.
CLOSING PARAGRAPHS
     The effective date of this ORDER shall be 10 calendar days after its issuance by the FDIC and the Division.
     The provisions of this ORDER shall be binding upon the Bank, its institution-affiliated parties, and any successors and assigns thereof.
     The provisions of this ORDER shall remain effective and enforceable except to the extent that, and until such time as, any provision has been modified, terminated, suspended, or set aside by the FDIC and the Division.
     Pursuant to delegated authority.

     Dated:                                         ,                     .

FEDERAL DEPOSIT INSURANCE CORPORATION, Division of Supervision and Consumer Compliance	STATE OF OHIO Division of Financial Institutions By:
By:

Sylvia H. Plunkett Regional Director Chicago Regional Office	John B. Reardon Superintendent of Financial Institutions

Kevin R. Allard Acting Deputy Superintendent for Savings and Loan Associations and Savings Banks